As filed with the Securities and Exchange Commission on June 5, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NATURE’S SUNSHINE PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Utah	87-0327982
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2500 West Executive Parkway, Suite 100, Lehi, Utah 84043

(Address of principal executive offices)    (Zip code)

Nature’s Sunshine Products, Inc. 2012 Stock Incentive Plan

(Full title of the plan)

Jamon Jarvis

Executive Vice President, General Counsel, Chief Compliance Officer
and Secretary

Nature’s Sunshine Products, Inc.

2500 West Executive Parkway, Suite 100

Lehi, Utah 84043

(Name and Address of agent for service)

With a copy to: Samuel P. Gardiner, Esq. Dorsey & Whitney LLP 136 South Main Street, Suite 1000 Salt Lake City, Utah (801) 933-7360

(801) 341-7900 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common stock, no par value, under the 2012 Stock Incentive Plan	1,900,000 shares	$15.47	(2)	$29,402,405	(2)	$4,010.49

(1)         Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become available for issuance under the plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction.

(2)         Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Act, on the basis of the average of the high and low prices of the Common Stock as reported in the consolidated reporting system on the Nasdaq Stock Exchange on May 31, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of Nature’s Sunshine Products, Inc. 2012 Stock Incentive Plan, as specified by Rule 428(b)(1) under the Act.  Such documents are not required to be, and are not, filed with Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Nature’s Sunshine Products, Inc. (the “Registrant”) hereby incorporates by reference into this registration statement the following documents, which have been filed with the Commission:

(a)                                 The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

(b)                                 All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)                                  The description of the Registrant’s common stock, no par value per share, contained in the Registrant’s Registration Statement on Form 10 (File No. 000-08707) filed on February 12, 2009, as amended on each of March 31, 2009 and May 20, 2009, and including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.  Any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement.  Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant is a Utah corporation. Section 16-10a-902 of the Utah Revised Business Corporation Act (the “Revised Act”) provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent (a “Party”) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a “Proceeding”), because he or she is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an “Indemnifiable Director”), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty or fine, or reasonable expenses, incurred in the Proceeding if his or her conduct was in good faith and he or she reasonably believed that his or her conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, he or she had no reasonable cause to believe such conduct was unlawful.  However, subsections 902(4) and (5) place certain limitations on indemnification allowed under Section 902, including that (i) indemnification in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses incurred in connection with the Proceeding and (ii) the corporation may not indemnify an Indemnifiable Director in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnifiable Director derived an improper personal benefit, whether or not involving action in his or her official capacity, in which Proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.

Section 16-10a-903 of the Revised Act deals with mandatory indemnification of directors and provides that a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the Proceeding, to which he or she was a Party because he or she is or was an Indemnifiable Director of the corporation, against reasonable expenses incurred in connection with the Proceeding or claim with respect to which he or she has been successful.

In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 of the Revised Act addresses court-ordered indemnification and provides that an Indemnifiable Director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction.

Section 16-10a-904 of the Revised Act deals with the advancement of expenses and provides that a corporation may pay for or reimburse the reasonable expenses incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding, upon the satisfaction of certain conditions.

Section 16-10a-907 of the Revised Act addresses indemnification of officers and provides that (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court-ordered indemnification under Section 905, in each case to the same extent as an Indemnifiable Director, (ii) the corporation may indemnify and advance expenses to an officer of the corporation to the same extent as an Indemnifiable Director, and (iii) a corporation may also indemnify and advance expenses to an officer who is not an Indemnifiable Director to a greater extent than the right of indemnification granted to an Indemnifiable Director, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

The Registrant’s Amended and Restated Articles of Incorporation, as subsequently amended (the “Amended Articles”), authorize the Registrant to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law.

The Amended Articles eliminate the personal liability of any director in accordance with Section 16-10a-841 of the Revised Act, which provides that the liability of a director to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director, may be limited or eliminated by the corporation except for liability for (i) the amount of financial benefit received by a director to which he or she is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 16-10a-842 of the Revised Act, which prohibits unlawful distributions by a corporation to its shareholders; or (iv) an intentional violation of criminal law.

The Registrant’s Second Amended and Restated Bylaws (the “Bylaws”) also provide that, subject to certain limitations described in the Bylaws, the Registrant may, to the maximum extent and in the manner permitted in the Revised Act, indemnify an individual made a party to a proceeding because he or she is or was a director or officer of the Registrant against liability incurred in the proceeding.

The Bylaws also provide that the Registrant may pay for or reimburse the reasonable expenses incurred by an officer or director who is party to a proceeding in advance of final disposition of the proceeding if (i) the officer or director furnishes to the Registrant a written affirmation of a good faith belief that he or she has met the applicable standard of conduct under the Bylaws and applicable law necessary for indemnification, (ii) the officer or director furnishes to the Registrant a written undertaking in the form required by the Revised Act, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification pursuant to the Bylaws and applicable law.  The Bylaws also provide that any indemnification or advancement of expenses provided thereby shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any articles of incorporation, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

The Bylaws provide that the Registrant may purchase and maintain insurance on behalf of any person who is or was one of the Registrant’s directors, officers, employees, fiduciaries or agents, or is or was serving at the Registrant’s request as a director, officer, employee, fiduciary or agent of another corporation or other person, or of an employee benefit plan, against liability incurred by him or her in such capacity or arising out of his or her status in such capacity, whether or not the Registrant would have the power to indemnify him or her against such liability under applicable law. The Registrant maintains insurance from commercial carriers against certain liabilities that may be incurred by its directors and officers.

The Registrant has also entered into separate indemnification agreements with each of its directors and executive officers.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.   Exhibits.

Exhibit No.	Description	Where Located
4.1	Amended and Restated Articles of Incorporation of Nature’s Sunshine Products, Inc.

Incorporated by reference to Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-34483) for the quarter ended September 30, 2009 filed with the Securities and Exchange Commission on November 9, 2009

4.2	Articles of Amendment to the Amended and Restated Articles of Incorporation of Nature’s Sunshine Products, Inc., filed May 10, 2013	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-34483) filed with the Securities and Exchange Commission on May 14, 2013

4.3	Second Amended and Restated Bylaws of Nature’s Sunshine Products, Inc., dated May 8, 2013	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-34483) filed with the Securities and Exchange Commission on May 14, 2013

5.1	Opinion of Dorsey & Whitney LLP	Filed herewith

23.1	Consent of Deloitte & Touche LLP	Filed herewith

23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this registration statement)	Filed herewith

24.1	Power of Attorney (included in the signature pages to this Registration Statement)	Filed herewith

99.1	Nature’s Sunshine Products, Inc. 2012 Stock Incentive Plan	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-34483) filed with the Securities and Exchange Commission on August 3, 2012

99.2	Form of Nature’s Sunshine Products, Inc. 2012 Stock Incentive Plan Non-Incentive Stock Option Agreement	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-34483) filed with the Securities and Exchange Commission on August 3, 2012

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lehi, State of Utah on June 5, 2013.

NATURE’S SUNSHINE PRODUCTS, INC.

By:	/s/ Gregory L. Probert
Gregory L. Probert
Executive Chairman and Interim Chief Executive Officer

(Power of Attorney on Following Page)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors does hereby constitute and appoint Gregory L. Probert and Stephen M. Bunker, and each of them, or their substitute or substitutes, as his or her true and lawful attorneys-in-fact and agents, with full power and authority to do any and all acts and things and to execute and file or cause to be filed any and all instruments, documents or exhibits which said attorneys and agents, or either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this registration statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement and to any and all instruments, documents or exhibits filed as part of or in conjunction with this registration statement or amendments or supplements thereof, with the powers of substitution and revocation, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, or their substitute or substitutes, shall lawfully do or cause to be done by virtue hereof.  In witness whereof, each of the undersigned has executed this Power of Attorney as of the dates indicated below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Gregory L. Probert	Executive Chairman and Interim Chief Executive Officer	June 5, 2013
Gregory L. Probert	(principal executive officer)

/s/ Stephen M. Bunker	Executive Vice President, Chief Financial Officer and	June 5, 2013
Stephen M. Bunker	Treasurer (principal financial and accounting officer)

/s/ Willem Mesdag	Director	June 5, 2013
Willem Mesdag

/s/ Jeffrey D. Watkins	Director	June 5, 2013
Jeffrey D. Watkins

/s/ Robert B. Mercer	Director	June 5, 2013
Robert B. Mercer

/s/ Albert R. Dowden	Director	June 5, 2013
Albert R. Dowden

/s/ Kristine F. Hughes	Director	June 5, 2013
Kristine F. Hughes

EXHIBIT INDEX

Exhibit No.	Description	Where Located
4.1	Amended and Restated Articles of Incorporation of Nature’s Sunshine Products, Inc.

Incorporated by reference to Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-34483) for the quarter ended September 30, 2009 filed with the Securities and Exchange Commission on November 9, 2009

4.2	Articles of Amendment to the Amended and Restated Articles of Incorporation of Nature’s Sunshine Products, Inc., filed May 10, 2013	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-34483) filed with the Securities and Exchange Commission on May 14, 2013

4.3	Second Amended and Restated Bylaws of Nature’s Sunshine Products, Inc., dated May 8, 2013	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-34483) filed with the Securities and Exchange Commission on May 14, 2013

5.1	Opinion of Dorsey & Whitney LLP	Filed herewith

23.1	Consent of Deloitte & Touche LLP	Filed herewith

23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this registration statement)	Filed herewith

24.1	Power of Attorney (included in the signature pages to this registration statement)	Filed herewith

99.1	Nature’s Sunshine Products, Inc. 2012 Stock Incentive Plan	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-34483) filed with the Securities and Exchange Commission on August 3, 2012

99.2	Form of Nature’s Sunshine Products, Inc. 2012 Stock Incentive Plan Non-Incentive Stock Option Agreement	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-34483) filed with the Securities and Exchange Commission on August 3, 2012